SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2003

Provant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23989	04-3395167
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

67 Batterymarch Street, Suite 500

Boston, MA 02110

(Address of principal executive offices)

(617) 261-1600

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

On April 14, 2003, Provant, Inc. completed the sale of its Senn-Delaney Leadership Consulting division (the “Business”) to Senn-Delaney Leadership Consulting Group, LLC (the “Purchaser”). The Purchaser is a company that is controlled by a group of employees led by Larry Senn, the founder and former principal owner of the Business. The Business was transferred to the Purchaser effective as of March 31, 2003 by the sale of tangible and intangible assets used in connection with the conduct of the Business. The purchase price consisted of $2.4 million cash paid at closing, an additional $540,000 of cash payable in equal monthly installments over three years, 1.4 million shares of Provant common stock valued at approximately $150,000 and the assumption by the Purchaser of $300,000 of indebtedness, a $600,000 obligation to certain employees and other liabilities relating to the Business. If the Business is resold within four years for a price of more than $8.0 million, Provant also will receive 50% of the sale price above $8.0 million subject to a cap of $3.0 million as additional purchase price.

The purchase price was determined through arms-length negotiations between Provant and the Purchaser. Provant used the cash proceeds less expenses to reduce its bank debt by $2.0 million.

Provant’s remaining business is its Government group.

Prior to the transaction, no material relationship existed between Provant (including its affiliates) and the Purchaser, although, prior to the closing, Larry Senn and James Hart, the Purchaser’s principal members, were stockholders and employees of Provant and Mr. Hart was an executive officer of Provant. In connection with the transaction, Mr. Hart resigned as an executive officer of Provant.

Item 7.    Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

The required pro forma financial information is filed as an exhibit to this report and is incorporated by reference herein.

(c)	Exhibits.

The following exhibits are filed herewith:

2.1	Asset Purchase Agreement by and between Provant, Inc. and Senn-Delaney Leadership Consulting Group, LLC dated as of April 14, 2003

99.1	Unaudited Pro Forma Condensed Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVANT, INC.

By:	/S/ JANET M. SULLIVAN
Janet M. Sullivan Vice President and Chief Financial Officer

Date: April 29, 2003